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                                                                   EXHIBIT 10.10


                                     AMENDED
                              EMPLOYMENT AGREEMENT

This Letter Agreement dated November 1, 1994 ("this Agreement"), as amended as of June 9, 1995 ("this Amendment") is made, by and between Mr. Eric B. Hale (hereinafter "Employee") whose principal residence is 1575 East Federal Heights Drive, Salt Lake City, Utah, and UroQuest Corporation (hereinafter The "Company") a Florida Corporation with principal offices located at 14280 Carlson Circle, Tampa, Florida, for the expressed purpose of defining an Employment Agreement (hereinafter the "Agreement") between the Parties.

                                    RECITALS:

WHEREAS Employee desires to obtain employment under the terms and conditions listed hereunder; and

WHEREAS the Company seeks to continue employing Employee under the terms and conditions listed hereunder;

The Parties hereby agree to the following:

                                PRINCIPAL TERMS:

1. The POSITION of employment shall be as the Company's President and Chief Executive Officer. In addition, the Company shall use its best efforts to have Employee elected to a seat on the Company's Board of Directors having all of the rights, privileges, and title to vote as an equal member with the other Directors.

2. The DATE of this Agreement shall be as of November 1, 1994 and the Date of this Amendment shall be as of June 9, 1995.

3. The TERM of this Agreement and this amendment shall be for a period of Five (5) years from the Date of this Agreement, subject to the provisions of Section 20 (Severance) below.

4. The FUNDING DATE shall be the date of the Company's successful closing whereby proceeds of a cumulative investment of at least One Million Five Hundred Thousand ($1,500,000) Dollars are received by the Company, as calculated from the Date of this Agreement or some other date mutually agreed upon by the parties.

5. The INTERIM PERIOD shall be that term of employment from the Date of this Agreement until the Funding Date. During the Interim Period Employee shall accrue an ANNUAL SALARY in the amount of One Hundred Eighty-Five Thousand ($185,000) Dollars to be vested bi-weekly, and paid out at the Funding Date, or some other mutually agreed upon date. Thereafter, said Annual Salary shall increase to an amount of One Hundred Ninety-five Thousand ($195,000) Dollars. All such bi-weekly payments shall be subject to deductions for taxes, FICA, and other usual and customary amounts. The Company shall direct deposit all salary payments to any account(s) as directed by Employee. The Employee shall be eligible for periodic annual salary increases as determined by the Board of Directors.

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6.       Employee shall be eligible to receive an ANNUAL BONUS, at and/or by the end of the Company's fiscal year, in an amount of up to Forty (40%) Percent of Employee's Annual Salary based upon an as-yet-to-be-agreed-upon formula, to be attached hereto in writing prior to, or simultaneous with, the Funding Date. The specific amount of said Annual Bonus, the date of payment(s), and other such details, shall be based upon the achievement of certain corporate milestones during the year. Such milestones shall be determined annually by the Company's Board of Directors in concert with the ratification of the Company's updated and restated Business Plan.

7. Employee shall receive additional compensation in the form of STOCK OPTIONS (hereinafter the "Options") granted from the Company's Non-Qualified Stock Option Plan (hereinafter the "Plan"). The Employee shall receive a grant of One Million (1,296,516) shares of the Company's Options effective as of the Date of this Agreement. These Options shall be granted at an exercise price of $0.20 Dollars per share, which is consistent with the Plan as currently amended. The exercise period for all such Options shall be Ten (10) years from the Date of this Agreement. Such shares shall vest over the Term of this Agreement as outlined in the Vesting Schedule below:

                                VESTING SCHEDULE

         ANNUAL NUMBER
         OF SHARES                 TIMING AND/OR EVENTS                    TOTAL SHARES
         ---------                 --------------------                    ------------
         126,516          Upon the Execution of this Agreement               126,516

         150,000          Upon the Anniversary of this Agreement
                          over the following four (4) years                  600,000

          54,000          For each year of Board Service vested
                          monthly over 60 equal vesting periods              270,000

         100,000          At the commercialization of the Male
                          On-Command Catheter                                100,000

         100,000          At the commercialization of the Female
                          On-Command Catheter                                100,000

         100,000          At the time that the Company's valuation,
                          as determined by either the Board or
                          through an initial public offering exceeds
                          Fifty Million ($50,000,000) Dollars                100,000
                                                                           ---------

                                                               TOTAL       1,296,516
                                                                           =========

8. All issued Options shall IMMEDIATELY VEST upon the sale, in a single transaction, of either 51% of the assets or 51% of the issued capital stock of the company. The exercise in full or in part of the warrant held by Warburg, Pincus Investors, L.P. ("Warburg") as of June 9, 1995 (the "Warrant") by Warburg or its assigns does not trigger this accelerated vesting provision.

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9.       Employee shall be reimbursed for all reasonable out-of-pocket
         RELOCATION EXPENSES, limited to Fifty Thousand ($50,000) Dollars, for the movement of Employee's eight-person household, the household goods, three (3) automobiles, and related transportation and lodging expenses. Should Employee fail to exercise this relocation expense reimbursement by September 30, 1995 such benefit shall expire. Any and all such reimbursement shall be (re)paid out of the proceeds of the Funding Date closing or at such appropriate time thereafter.

10.      Employee shall be reimbursed for one "HOUSE-HUNTING" trip up to seven
         (7) days in length, for all usual and customary expenses associated with the travel, food, and lodging for Employee and Employee's spouse.

11.      Employee shall receive the following paid HOLIDAYS:

                  -        New Year's Day

                  -        Good Friday

                  -        Memorial Day

                  -        Independence Day

                  -        Labor Day

                  -        Thanksgiving Day

                  -        Christmas Day

12. Employee shall be eligible to take Four (4) weeks of paid VACATION annually, such eligibility to begin at the Funding Date.

13. Employee shall receive a BENEFITS PACKAGE consisting of health, life, and disability insurances and other such perquisites as may be now or ever generally made available to the Company's senior management. Such benefits package to take effect simultaneously with the Funding Date.

14. Employee shall be eligible to receive an AUTOMOBILE ALLOWANCE of Six Hundred ($600) Dollars monthly to begin at the Funding Date.

15. Employee shall at the request of the Company be required to pass a "KEY MAN" LIFE INSURANCE physical whereupon the Company shall be named as beneficiary.

16. Employee shall be reimbursed for all usual and customary OUT-OF-POCKET EXPENSES incurred as the result of any and all business-related activities as of the Date of this Agreement.

17. Employee shall receive a bonus in conjunction with secured capital financing with Warburg and Vertical Fund Associates, L.P. in the amount of $160,000 payable as follows:

         a. The lesser of (i) Ninety Thousand Dollars ($90,000) or (ii) such amount of money necessary in order to exercise the Employee's vested Stock Options as of June 9, 1995 plus any amount due and payable to satisfy Federal and State income taxes.

         b. Such amount of money represented by Ninety Thousand Dollars ($90,000) minus the amount paid to the Employee pursuant to clause (a) above payable at the time of the next vesting of Stock Options pursuant to Section 7 of this Amendment.

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         c. Seventy Thousand Dollars ($70,000) (the "Warrant Bonus") payable to the Employee in cash or stock, such determination to be mutually acceptable to the Employee and the members of the Board of Directors, following the exercise in full of the Warrant. In the event the Warrant is exercised in part by Warburg (or its assigns) the Warrant Bonus shall be prorated by multiplying the Warrant Bonus by a fraction the numerator of which is the amount of money paid by Warburg (or its assigns) to the Company in order to exercise the Warrant and the denominator of which is $5,000,000.

18. Employee shall have the right to VOLUNTARILY TERMINATE his employment at any time with Sixty (60) days written notice to the Company. However, any such voluntary termination of employment shall cause Employee to forfeit any and all rights to receive any further Options, Warrants, or other of the Company's securities or any and all other benefits awarded either herein or in the future, to include severance, insurances, allowances, and perquisites received or receivable by Employee at the effective date of said voluntary termination. Employee shall be entitled to receive any accrued salary and bonuses due at and upon the effective date of said voluntary termination, which shall not be earlier than Sixty (60) days subsequent to the Company's receipt of Employee's notice of voluntary termination.

19. Should Employee ever be TERMINATED FOR CAUSE, found guilty of any felony, breach any confidentiality agreements or other agreements made with the Company, or commit any acts of moral turpitude, or any other acts which would dishonor the good name of the Company, its employees, affiliates, associates, or other related parties; Employee shall forfeit any and all rights to any of the above compensations, benefits, and perquisites. In addition, should Employee be terminated for cause, the Company shall have the right to repurchase any and all Options then beneficially owned by Employee at the same price paid by Employee. Furthermore, any and all Options vested but as yet not purchased shall be forfeited by Employee upon the effective date of such termination.

20. The Company shall have the right to terminate this Agreement prior to the expiration of the Term herein, without cause. In the event the Company terminates the Employee without cause at any time prior to the time Warburg (or its assigns) exercises the Warrant the Employee shall be entitled to receive Severance Pay equal to twelve months Total Annual Compensation (as defined below) payable in equal monthly installments, and in the event the Company terminates the Employee without cause at any time subsequent to the time Warburg (or its assigns) exercises the Warrant, the Employee shall be entitled to receive Severance Pay equal to eighteen months Total Annual Compensation payable in equal monthly installments; provided, however, that the Employee shall not be entitled to such Severance Pay at any time twelve months after termination in the event he is offered a position (which position is comparable in responsibility and compensation) with a new entity. Notwithstanding the foregoing, in the event the Employee is terminated immediately subsequent to a sale of 51% of the assets or 51% of the issued capital stock of the Company (other than through the exercise of the Warrant in full or in part by Warburg or its assigns), then the Employee shall be entitled to immediate payment of Severance Pay equal to eighteen months Total Annual Compensation. The term "Total Annual Compensation" means the Employee's annual cash compensation and benefits, including salary, bonus (other than the bonus described in Section 17 of this Agreement), car allowances and insurances.


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21.      Employee agrees to abide by and to EXECUTE the Company's Invention,
         Confidential Information, and Non-Competition Agreement incorporated herein by reference and attached hereto as Addendum A, at the execution of the Agreement.

22. This Agreement shall be INTERPRETED under the laws of the State of Florida, and shall be binding upon the heirs, successors, assigns, Executors, and Administrators of both Parties.

23. This Agreement represents the ENTIRE AGREEMENT and no modifications may be made hereto without the execution of additional written amendments to this Agreement.


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IN WITNESS OF THE above understanding, the Parties hereunder affix their seals:

                 COMPANY                                    EMPLOYEE

By:      /s/ Richard C. Davis, M.D.                  /s/ Eric B. Hale
        ---------------------------                -------------------------
          Richard C. Davis, M.D.                           Eric B. Hale

Title:  Chairman and Chief Executive Officer,
        UroQuest Corporation

Date:   June 9, 1995                              June 9, 1995


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